Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 2020 with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, for the years ended June 30, 2019 and 2018, in the Registration Statement (Form F-1/A) of E-Home Household Service Holdings Limited and the related Prospectus of E-Home Household Service Holdings Limited filed with the Securities and Exchange Commission.

Thayer O’Neal Company, LLC

Sugar Land, Texas

March 23, 2020